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City Mortgage Services

Ms. Gabriele Kendall
Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562

Dear Ms. Kendall:

The undersigned Officer certifies the following for the 1998 fiscal year:

(i)
A review of the activities of the Servicer during the preceding fiscal year and of the Servicer's performance under the terms of the Servicing Agreements with respect to such loans has been made under the supervision of the Officer who signed such Officer's Certificate;

(ii)
To the best of such Officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under these Agreements throughout such year, or if there has been a default in the fulfillment of any such obligation, such Officer's Certificate shall specify each such default known to such signer and the nature and status thereof and what action the Servicer proposes to take with respect thereto.

Certified by:

A. Lawrence Crimmins, Jr.
Executive Vice President/CFO
Title

March 29, 1999
Date

City Mortgage Services
A Division of City National Bank
25 Gatewater Road
Cross  Lanes
West  Virginia  25313
P.O.  Box  7520,
Charleston,  West Virginia 25356-7520
telephone (304) 776-8800
facsimile (304) 776-8820